Exhibit 99.1

United Fire Group, Inc. Declares a Common Stock Cash Dividend, Extends the Stock Repurchase Program and Authorizes Additional Shares for the Extended Stock Repurchase Program

CEDAR RAPIDS, IOWA – August 15, 2014 – Today, the Board of Directors of United Fire Group, Inc. (NASDAQ: UFCS) (the "Company" or "UFG") declared a common stock quarterly cash dividend of $0.20 per share. This dividend will be payable September 15, 2014, for shareholders of record as of September 2, 2014.
At the August 15, 2014 meeting, the Board of Directors also extended the current stock repurchase program to August 31, 2016 and authorized one million shares of its common stock in addition to those shares remaining in the program. Purchases of United Fire Group, Inc. common shares must be conducted only through open market transactions and/or privately-negotiated transactions, with the timing of the purchases, the prices paid and the actual number of shares purchased to depend upon market conditions and limitations imposed by applicable federal securities laws, provided, however, that negotiated transactions with related persons be approved by the Executive Committee of the Board of Directors.
About United Fire Group, Inc.:
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance as well as selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent insurance agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life insurance agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.
Contact:
Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com